EXHIBIT 3-5

             BOARD OF DIRECTORS RESOLUTION DECLARING STOCK DIVIDEND



                         BOARD OF DIRECTORS' RESOLUTION
                            DECLARING STOCK DIVIDEND

Pursuant to a duly made and seconded motion the following resolution was adopted by the unanimous vote of the Board of Directors of: Mass Megawatts Corporation

WHEREAS, it is resolved, that a stock dividend be and hereby is declared in the amount of nine shares of common stock for every share of the common stock issued and outstanding of this Corporation prior to this resolution, commonly known as a "ten for one stock split", and it is

Further RESOLVED, that said Treasurer is hereby duly authorized to transfer the stock dividend on June 14, 2000 to all shareholders of record as June 14, 2000.

The undersigned, Jonathan Ricker, certifies that he or she is the duly appointed Secretary of Mass Megawatts Corporation and that the above is a true, accurate, and correct copy of a resolution duly adopted at a meeting of the directors thereof convened and held in accordance with law and the Bylaws of said Corporation on June 14, 2000 and that such resolution is now in full force and effect.

IN WITNESS THEREOF, I have affixed my name as Secretary of Mass Megawatts Corporation and have attached the seal of Mass Megawatts Corporation to this resolution.

Dated:  6/14/2000     Jonathan  Ricker
        ----------  --------------------
                    Secretary


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